Exhibit 99.1
One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103

News Release
Contacts:

Analysts	Missouri/National Media	Illinois Media	Investors
Bruce Steinke	Tim Fox	Erica Abbett	Investor Services
(314) 554-2574	(314) 554-3120	(618) 236-4329	(800) 255-2237
bsteinke@ameren.com	tfox@ameren.com	eabbett@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES THIRD QUARTER 2007 EARNINGS

ST. LOUIS, MO., Nov. 9, 2007—Ameren Corporation (NYSE: AEE) today announced third quarter 2007 GAAP net income of $244 million, or $1.18 per share, compared to third quarter 2006 GAAP net income of $293 million, or $1.42 per share.  GAAP net income for the first nine months of 2007 was $510 million, or $2.46 per share, compared to $486 million, or $2.37 per share, in the first nine months of 2006.

Excluding unusual items in 2007 and 2006, third quarter 2007 non-GAAP net income was $282 million, or $1.36 per share, compared to third quarter 2006 non-GAAP net income of $312 million, or $1.52 per share.  Non-GAAP net income for the first nine months of 2007 was $567 million, or $2.73 per share, compared to $511 million, or $2.50 per share in the first nine months of 2006.

Ameren’s earnings in the third quarter and first nine months of 2007 were reduced by $38 million (after taxes), or 18 cents per share, as a result of costs associated with an Illinois rate relief and customer assistance settlement agreement. The impact of these costs on the first nine months of 2007 was reduced because of the reversal of a $10 million charge (after taxes), or 5 cents per share, originally recorded in 2006 related to funding commitments for low-income energy assistance and energy efficiency programs. These commitments were terminated in early 2007 and ultimately replaced by the Illinois settlement. Earnings in the first nine months of 2007 were also reduced by $19 million (after taxes), or 9 cents per share, because of restoration costs following severe January ice storms. Earnings in 2006 reflected costs of severe storms of approximately $19 million (after taxes), or 10 cents per share, for the third quarter and approximately $25 million (after taxes), or 13 cents per share, for the first nine months of 2006. Earnings for the first nine months of 2007 were also reduced $10 million (after taxes), or 5 cents per share, as a result of a Federal Energy Regulatory Commission (FERC) order retroactively

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adjusting prior years’ regional transmission organization costs. Excluding unusual items in 2006 and 2007, non-GAAP earnings per share were as follows:

	Third Quarter		Nine Months
	2007	2006	2007	2006
GAAP Earnings per Share	$1.18	$1.42	$2.46	$2.37
Illinois settlement, net	0.18	–	0.13	–
Severe storms	–	0.10	0.09	0.13
FERC order	–	–	0.05	–
Non-GAAP Earnings per Share	$1.36	$1.52	$2.73	$2.50

“Our 2007 third quarter earnings were lower than the 2006 period primarily because of the Illinois rate relief settlement, changes in our Illinois electric summer rate structure and the rising costs of operating our regulated utility businesses, including increased reliability expenditures,” said Gary L. Rainwater, chairman, president and chief executive officer of Ameren Corporation. “These factors more than offset warmer summer weather and higher electric margins from our non-rate-regulated generation business segment. Through the first nine months of operations this year, our Illinois regulated business experienced a significant earnings decline compared to 2006 due to, among other things, our current levels of electric and gas delivery service rates being insufficient to recover our current costs of providing service to our customers and provide a reasonable return on our investments. Our Nov. 2 requests for $247 million in increased electric and gas rates in Illinois are clearly needed in order for us to provide safe and reliable service to our customers, as well as earn a reasonable return on our investments.”

“We understand that increases in energy costs can be difficult for our customers.  In recognition of this, earlier this year, we pledged to keep the overall annual residential electric bill increases in Illinois to less than 10 percent in the first year for each utility in its next rate filing. Our Illinois rate filing fulfills that promise,” Rainwater added.

While earnings were significantly lower in the Illinois regulated business segment, earnings improved in the Missouri regulated and non-rate-regulated electric generation business segments. Overall, Ameren’s earnings in the third quarter of 2007 were negatively impacted by increases in fuel and related transportation costs, distribution system reliability expenditures, plant maintenance, labor and benefits, depreciation and amortization, and financing costs. In addition, a change in the summer rate structure for the delivery of electricity in Illinois also reduced earnings compared to the prior-year period. Higher-priced power sales contracts in Ameren’s non-rate-regulated generation business segment, as well as the June 2007 implementation of the Missouri electric rate order, reduced the negative impact of these items on Ameren’s earnings. In addition, electric margins in Ameren’s Missouri and Illinois rate-regulated business segments benefited from greater cooling demand caused by warmer summer weather. Cooling degree days increased

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16 percent in the third quarter of 2007, compared to the same period in 2006, and were 30 percent above normal.

On November 5, 2007, Ameren reaffirmed its 2007 earnings guidance. The company expects GAAP earnings to range between $2.80 and $3.05 per share and non-GAAP 2007 earnings to range between $3.15 and $3.40 per share. The 2007 non-GAAP earnings per share guidance excludes the 9 cents per share negative impact of the severe January 2007 ice storms; the estimated 26 cents per share negative impact in 2007 of the settlement agreement among parties in Illinois to provide comprehensive electric rate relief and customer assistance; the 5 cents per share positive impact resulting from the reversal of accruals made in 2006 for low-income energy assistance and energy efficiency program funding commitments in Illinois; and the 5 cents per share negative impact of a Federal Energy Regulatory Commission (FERC) order retroactively adjusting prior years’ regional transmission organization costs. Non-GAAP contribution to 2007 net income for Ameren’s Missouri regulated business segment is expected to be an estimated $310 million; the Illinois regulated business segment is expected to contribute an estimated $90 million; and the non-rate-regulated business segment is expected to contribute an estimated $280 million. Ameren’s earnings guidance for 2007 assumes normal weather for the balance of 2007 and is subject to, among other things, regulatory and legislative decisions, plant operations, energy market and economic conditions, severe storms, unusual or otherwise unexpected gains or losses and other risks and uncertainties outlined in Ameren’s Forward-looking Statements.

Missouri Regulated Operations

Ameren’s Missouri regulated business segment, which includes AmerenUE’s electric and gas utility operations, contributed $179 million to GAAP net income in the third quarter of 2007 – $37 million more than the year-ago period. This segment contributed $264 million to GAAP net income in the first nine months of 2007 – $9 million above the year-ago period.

Third quarter 2007 earnings for the Missouri regulated business segment increased, compared to the same period in 2006, primarily due to the impact of the Missouri electric rate order, warmer summer weather, and the lack of severe storms which occurred in the prior-year period. These gains were reduced by higher fuel and purchased power, labor and employee benefits, financing and reliability improvement costs. Severe storms in the third quarter of 2006 reduced earnings in the Missouri regulated business segment for that period by $13 million, after taxes.

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On a non-GAAP basis, Ameren’s Missouri regulated business segment contributed $179 million to net income in the third quarter of 2007 – $24 million more than the year-ago period. This segment contributed $288 million to non-GAAP net income in the first nine months of 2007 – $14 million above the year-ago period.

Illinois Regulated Operations

The Illinois regulated business segment, which includes the electric and gas distribution utility businesses of AmerenCIPS, AmerenCILCO and AmerenIP, incurred a GAAP net loss of $9 million in the third quarter of 2007 - a $92 million decrease in earnings compared to the third quarter of 2006. This segment contributed $45 million to GAAP net income in the first nine months of 2007, down from $125 million in the year-ago period.

The Illinois regulated business segment incurred a loss for the third quarter of 2007 compared to the same period in 2006 primarily because of the new summer rate structure for the delivery of electricity in Illinois. In addition, costs associated with the Illinois rate relief and customer assistance settlement agreement reduced earnings from the Illinois regulated segment by $16 million, after taxes. Higher financing costs, resulting from reduced credit ratings and increased borrowings, and increased depreciation and amortization also reduced third quarter 2007 earnings compared to the year-ago period. Severe storms in the third quarter of 2006 reduced earnings in the Illinois regulated business segment by $7 million, after taxes.

On a non-GAAP basis, Ameren’s Illinois regulated business segment contributed $7 million to net income in the third quarter of 2007 – $83 million less than the year-ago period. This segment contributed $66 million to non-GAAP net income in the first nine months of 2007 – $66 million less than the year-ago period.

Non-Rate-Regulated Generation Operations

Ameren’s non-rate-regulated electric generation business segment contributed $73 million to GAAP net income in the third quarter of 2007 – $11 million more than the year-ago period. This segment contributed $197 million to GAAP net income in the first nine months of 2007 – $95 million more than the year-ago period.

Third quarter 2007 earnings for Ameren’s non-rate-regulated generation business segment increased, compared to the year-ago period, because of the replacement of below-market power sales contracts, which expired in 2006, with higher-priced, market-based contracts in 2007. However, costs associated with the Illinois rate relief and customer assistance settlement agreement reduced earnings from the non-rate-regulated business segment by $22 million, after taxes. Higher plant maintenance expenses also reduced 2007 earnings.  In addition, the third

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quarter of 2006 included earnings from the sale of emission allowances while no allowance sales were made in the current-year period.

On a non-GAAP basis, Ameren’s non-rate-regulated electric generation business segment contributed $95 million to non-GAAP net income in the third quarter of 2007 – $34 million more than the year-ago period. This segment contributed $209 million to non-GAAP net income in the first nine months of 2007 – $108 million above the year-ago period.

Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Friday, Nov. 9, to discuss third quarter 2007 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on "Q3 2007 Ameren Corporation Earnings Conference Call," then the appropriate audio link. A slide presentation will also be available on Ameren’s Web site that reconciles earnings per share for the third quarter and first nine months of 2007 to the same periods in 2006, and reconciles 2007 earnings per share guidance to 2006 earnings per share on a comparable share basis. This presentation will be posted in the “Investors” section of the website under “Presentations.” The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 11:00 a.m. (Central Time), from Nov. 9 through Nov. 16, by dialing, U.S. (800) 405-2236, international (303) 590-3000 and entering the number: 11100448#.

With assets of over $20 billion, Ameren serves approximately 2.4 million electric customers and nearly one million natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,400 megawatts.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The 2007 non-GAAP earnings per share and 2007 non-GAAP earnings per share guidance excludes the impact of January 2007 severe storms, a March 2007 FERC order that increased regional transmission organization costs, the reversal of accruals made in 2006 for low-income energy assistance and energy efficiency program funding commitments in Illinois and the earnings impact of the 2007 settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance. Ameren believes this information enables readers to better understand the impact of these factors on Ameren’s results of operations and earnings per share.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking statements:

•
regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of pending AmerenCIPS, AmerenCILCO and AmerenIP rate proceedings or future legislative actions that seek to limit rate increases;

•
uncertainty as to the implementation of the Illinois electric settlement agreement on Ameren and its Illinois utilities and generating companies, including in respect of the new power procurement process in Illinois for 2008 and 2009;

•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•	the effects of participation in the Midwest Independent Transmission System Operator;
•
the availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events that make access to necessary capital more difficult or costly;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	the impact of system outages caused by severe weather conditions or other events;
•	generation plant construction, installation and performance, including costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;
•	recoverability through insurance of costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident;
•	operation of AmerenUE’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be introduced over time, which could have a negative financial effect;

•	labor disputes, future wage and employee benefits costs, including changes in returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated or required to satisfy energy sales;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events, or otherwise.

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Electric Sales - kilowatt-hour (in millions):
Missouri Regulated
Residential	4,409	3,965	11,123	10,085
Commercial	4,407	4,024	11,280	10,708
Industrial	2,617	2,527	7,244	7,213
Other	219	214	577	561
Native	11,652	10,730	30,224	28,567
Non-affiliate interchange sales	2,219	682	7,186	1,982
Affiliate interchange sales	-	2,073	-	7,507
Subtotal	13,871	13,485	37,410	38,056

Illinois Regulated
Residential
Generation and delivery service	3,624	3,531	9,137	8,907
Commercial
Generation and delivery service	1,839	3,193	5,652	8,642
Delivery service only	1,609	68	3,924	201
Industrial
Generation and delivery service	147	2,975	1,383	8,062
Delivery service only	3,317	390	8,752	2,038
Other	140	154	431	454
Subtotal	10,676	10,311	29,279	28,304

Non-rate-regulated Generation
Non-affiliate energy sales	6,708	5,872	18,420	18,241
Affiliate energy sales	2,088	5,088	5,682	13,942
Subtotal	8,796	10,960	24,102	32,183

Eliminate affiliate sales	(2,086)	(6,695)	(5,663)	(21,371)
Eliminate Illinois Regulated/Non-rate-regulated Generation common customers	(1,444)	(368)	(4,488)	(1,737)

Ameren Total	29,813	27,693	80,640	75,435

Electric Revenues (in millions):
Missouri Regulated
Residential	$366	$322	$801	$728
Commercial	302	267	674	639
Industrial	129	124	308	314
Other	37	33	81	77
Native	834	746	1,864	1,758
Non-affiliate interchange sales	92	56	303	175
Affiliate interchange sales	-	34	-	156
Subtotal	926	836	2,167	2,089

Illinois Regulated
Residential
Generation and delivery service	217	293	808	679
Commercial
Generation and delivery service	171	242	532	610
Delivery service only	18	-	37	2
Industrial
Generation and delivery service	13	148	88	365
Delivery service only	7	-	17	2
Other	187	34	285	85
Subtotal	613	717	1,767	1,743

Non-rate-regulated Generation
Non-affiliate energy sales	333	282	940	781
Affiliate native energy sales	142	180	382	502
Affiliate other sales	19	5	37	13
Subtotal	494	467	1,359	1,296

Eliminate affiliate sales	(161)	(253)	(449)	(772)
Ameren Total	$1,872	$1,767	$4,844	$4,356

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Electric Generation - KWH (in millions):
Missouri Regulated	13.6	13.4	37.4	38.0
Non-rate-regulated Generation
Genco	4.8	4.3	13.0	11.0
AERG	1.3	1.7	3.9	5.0
EEI	2.0	2.3	5.9	6.2
Subtotal	8.1	8.3	22.8	22.2
Ameren Total	21.7	21.7	60.2	60.2

Fuel Cost per KWH (cents)
Missouri Regulated	1.372	1.132	1.245	1.046
Non-rate-regulated Generation	1.810	1.606	1.711	1.576

Gas Sales - Dth (in thousands)
Missouri Regulated	862	932	7,986	6,989
Illinois Regulated	6,282	8,970	64,653	60,890

Net Income(Loss) by Segment (in millions):
Missouri Regulated	$179	$142	$264	$255
Illinois Regulated	(9)	83	45	125
Non-rate-regulated Generation	73	62	197	102
Other	1	6	4	4
Ameren Total	$244	$293	$510	$486

		September 30,		December 31,
		2007		2006
Common Stock:
Shares outstanding (in millions)		208.0		206.6
Book value per share		$32.41		$31.87

Capitalization Ratios:
Common equity		49.3%		50.6%
Preferred stock		1.4%		1.5%
Debt, net of cash		49.3%		47.9%

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Operating Revenues:
Electric	$1,872	$1,767	$4,844	$4,356
Gas	125	143	895	904
Total operating revenues	1,997	1,910	5,739	5,260

Operating Expenses:
Fuel	338	277	864	776
Purchased power	419	346	1,106	896
Gas purchased for resale	68	84	622	641
Other operations and maintenance	427	395	1,249	1,141
Depreciation and amortization	169	162	514	485
Taxes other than income taxes	97	99	295	302
Total operating expenses	1,518	1,363	4,650	4,241
Operating Income	479	547	1,089	1,019

Other Income and Expenses:
Miscellaneous income	20	12	54	29
Miscellaneous expense	(6)	(3)	(10)	(4)
Total other income	14	9	44	25

Interest Charges	110	89	316	254

Income Before Income Taxes, Minority Interest and Preferred Dividends of
Subsidiaries	383	467	817	790

Income Taxes	130	161	279	273

Income Before Minority Interest and Preferred Dividends of Subsidiaries	253	306	538	517

Minority Interest and Preferred Dividends of Subsidiaries	9	13	28	31

Net Income	$244	$293	$510	$486

Earnings per Common Share - Basic and Diluted	$1.18	$1.42	$2.46	$2.37

Average Common Shares Outstanding	207.6	205.9	207.1	205.4

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	Nine Months Ended
	September 30,
	2007	2006
Cash Flows From Operating Activities:
Net income	$ 510	$ 486
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of emission allowances	(7)	(25)
Depreciation and amortization	537	507
Amortization of nuclear fuel	26	26
Amortization of debt issuance costs and premium/discounts	14	12
Deferred income taxes and investment tax credits, net	18	7
Loss on sale of noncore properties	-	4
Minority interest	20	23
Other	10	17
Changes in assets and liabilities:
Receivables, net	(320)	157
Materials and supplies	(110)	(136)
Accounts and wages payable	(113)	(260)
Taxes accrued	75	148
Assets, other	(20)	(87)
Liabilities, other	193	101
Pension and other postretirement benefit obligations, net	87	89
Net cash provided by operating activities	920	1,069

Cash Flows From Investing Activities:
Capital expenditures	(1,035)	(693)
Combustion turbine acquisitions	-	(292)
Nuclear fuel expenditures	(39)	(37)
Proceeds from sale of noncore properties	-	11
Purchases of securities - nuclear decommissioning trust fund	(110)	(78)
Sales of securities - nuclear decommissioning trust fund	98	68
Purchases of emission allowances	(12)	(38)
Sales of emission allowances	5	12
Other	-	3
Net cash used in investing activities	(1,093)	(1,044)

Cash Flows From Financing Activities:
Dividends on common stock	(395)	(391)
Capital issuance costs	(3)	(4)
Short-term debt, net	590	158
Dividends paid to minority interest	(16)	(21)
Redemptions, repurchases and maturities:
Long-term debt	(465)	(138)
Preferred stock	(1)	(1)
Issuances:
Common stock	71	78
Long-term debt	425	232
Net cash provided by (used in) financing activities	206	(87)

Net Change In Cash and Cash Equivalents	33	(62)
Cash and Cash Equivalents at Beginning of Year	137	96

Cash and Cash Equivalents at End of Period	$ 170	$ 34

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	September 30,	December 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$170	$137
Accounts receivable - trade	691	418
Unbilled revenue	263	309
Miscellaneous accounts and notes receivable	258	160
Materials and supplies	757	647
Other current assets	202	203
Total current assets	2,341	1,874
Property and Plant, Net	14,729	14,286
Investments and Other Assets:
Nuclear decommissioning trust fund	301	285
Goodwill	831	831
Intangible assets	197	217
Other assets	683	654
Regulatory assets	1,323	1,431
Total investments and other assets	3,335	3,418

TOTAL ASSETS	$20,405	$19,578

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$203	$456
Short-term debt	1,202	612
Accounts and wages payable	415	671
Taxes accrued	136	58
Other current liabilities	548	406
Total current liabilities	2,504	2,203
Long-term Debt, Net	5,486	5,285
Preferred Stock of Subsidiary Subject to Mandatory Redemption	16	17
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,055	2,144
Accumulated deferred investment tax credits	111	118
Regulatory liabilities	1,241	1,234
Asset retirement obligations	571	549
Accrued pension and other postretirement benefits	1,058	1,065
Other deferred credits and liabilities	392	169
Total deferred credits and other liabilities	5,428	5,279
Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption	195	195
Minority Interest in Consolidated Subsidiaries	20	16
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,579	4,495
Retained earnings	2,134	2,024
Accumulated other comprehensive income	41	62
Total stockholders' equity	6,756	6,583

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,405	$19,578